Exhibit 99.1

Soluna Inks $20M from Spring Lane Capital to Launch Project Kati 1

New Construction to Begin in Q3 2025

Spring Lane to support up to $100M for pipeline

ALBANY, NY, June 11, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, today announced financing from Spring Lane Capital (“SLC”) for a 35 megawatt (MW) phase of Project Kati, Soluna’s 2nd behind-the-meter data center project. Spring Lane Capital, a private equity firm providing hybrid project capital for sustainability solutions, has entered into a term sheet to lead the financing round with a commitment of at least $20 million.

Spring Lane Capital is also an investor in Projects Dorothy 1A and Dorothy 2 and has been an important supporter of Soluna’s efforts to accelerate the convergence of renewable energy and high-performance computing. In addition, Spring Lane Capital and Soluna signed an agreement to extend up to $100M of additional project-level capital for Soluna’s growing pipeline.

John Belizaire, CEO of Soluna Holdings, stated, “Spring Lane Capital has been a trusted and strategic partner throughout our growth. We’re proud to continue that momentum with Project Kati — a partnership on a facility that marks an exciting new phase for Soluna, with multiple projects moving forward in parallel. This investment accelerates our ability to deploy scalable, clean, compute where the energy grid needs it most.”

“Soluna continues to be at the forefront of converting otherwise curtailed or wasted renewable energy into clean computing solutions, particularly for crypto mining and AI applications, at a time when we need it most,” said Rob Day, Co-Founder and Partner, Spring Lane Capital. “We are proud to be an early and ongoing supporter of Soluna as they take another step toward sustainable high-performance computing and meeting green data center demand.”

●	Soluna Unveils Initial Financing Plan for Project Kati 1: The financing will facilitate the construction of the first 35MW of the 83MW phase of Kati 1, which expands Soluna’s Texas fleet for Bitcoin Hosting.
●	Financial Structure and Equity Ownership: Under the non-binding term sheet, Soluna expects to secure at least $20 million from SLC, fully covering the project’s funding needs, including working capital. Kati 1 continues the superior waterfall structure and enhanced management and development fees, allowing Soluna to benefit from substantial current income during the construction and operational phases.
●	Construction Timeline: The parties intend to complete definitive documentation and commence Project Kati 1 construction in Q3 2025, with the goal of achieving initial energization and ramp-up by Q1 2026.
●	Capacity and Technology: The new facility is designed to accommodate approximately 12,000 next-generation Bitcoin mining rigs.
●	SLC’s Expanded Financial Support: SLC and Soluna signed an agreement to extend up to $100M of additional project-level capital for Soluna’s growing data center pipeline for Bitcoin and AI, subject to certain conditions precedent.
●	Fund 2 Investment: SLC is deploying capital from its second private equity fund, Spring Lane Capital Fund II, which is twice the size of its initial fund. The fund is lined up to provide up to $4 million in Development Expenditure (DevEx) financing for Soluna’s long-lead equipment purchases.
●	Project Approvals: Kati 1 already has all the necessary ERCOT planning approvals. An ERCOT model update will be submitted at least 90 days before energization.

“Our pipeline conversion rate is now higher than in previous years. With over 650 MW in our development phase, Spring Lane’s continued support is more than welcome. We have now expanded beyond an idea – using colocated data centers to solve curtailment – to a burgeoning digital infrastructure platform,” John Belizaire continued.

In keeping with its tradition of honoring women scientists, Soluna named Project Kati after Katalin “Kati” Karikó, the pioneering Hungarian scientist whose groundbreaking work made mRNA-based therapies and modern vaccines possible.

For more information, visit www.solunacomputing.com

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Other examples of forward-looking statements may include, but are not limited to, statements of Soluna’s plans and objectives, including with respect to the SLC financings, including the expected terms of such financings and the amounts that are expected to be available thereunder, the development of Project Kati and our expectations with respect to the amount of renewable energy capacity Project Kati will deliver. Soluna may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

About Spring Lane Capital

Spring Lane Capital is a private equity firm based in Boston, MA and Montreal, QC focused on providing hybrid project capital for sustainability solutions in the energy, food, water, waste, and transportation industries. The firm’s structured financial model seeks to tap into some of the fastest-growing segments of these markets that more traditional forms of project capital cannot access due to their scale and the limitations of existing investment models – the so-called ‘Missing Middle’. Spring Lane’s pioneering “Developer U” is a first of its kind effort to build the ecosystem of developers of sustainable infrastructure projects. For more information, please visit www.springlanecapital.com.

Contact Information

Cybele Ramirez

Director, Marketing

Soluna Holdings, Inc.

ir@soluna.io